Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., October 25, 2005  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended September 30, 2005, of $660,000, or $1.02 basic earnings per common share, compared to net income of $677,000, or $1.04 basic earnings per common share, for the three months ended September 30, 2004. During the nine months ended September 30, 2005 and 2004, net income was $1.7 million, or $2.66 basic earnings per common share.

Net interest income after provision for loan losses for the three months ended September 30, 2005, increased $48,000, to $2.3 million, which was the net result of a $237,000 increase in total interest income, and a $189,000 increase in interest expense.

Third quarter non-interest income decreased $15,000, or 2.1%, compared to 2004. The decrease in non-interest income was primarily due to decreases in security gains of $159,000 and  gains on the sale of mortgage loans of $85,000. This decrease was due primarily to decreased mortgage refinance demand compared to the previous year. Decreases were partially offset by an increase in other income of $241,000, which was largely due to increases in income related to the valuation of the derivatives imbedded in the Company’s index powered certificates of deposit held as investments, ATM and merchant income fees. Trust and farm management fee income remained constant at $114,000 in 2005 compared to the same period in 2004.

Non-interest expense was $2.2 and $2.1 million for the three months ended September 30, 2005 and 2004.  Salaries and benefits, the largest component of non-interest expense, increased $21,000, or 1.8%, to $1.2 million.  Increases in occupancy and equipment expense of $15,000, and supplies expense of $33,000, data processing expense of $19,000, and professional fees of $17,000, were offset by decreases in, other expenses of $56,000, and amortization expense related to the core deposit intangible decreased $20,000 compared to 2004. The increase in salaries, supplies, occupancy and equipment expenses was due primarily to increased personnel, supplies and depreciation on capital expenditures related to additional facilities in Yorkville. Other expense was reduced due to decreases in collection expenses, secondary mortgage market expenses, directors’ life insurance expense and miscellaneous loan expenses.

Total assets at September 30, 2005 increased to $293.9 million from $288.7 million at December 31, 2004. Total loans at September 30, 2005 increased to $146.2 million from $131.6 million at December 31, 2004. Loan growth was primarily attributable to increases in commercial real estate loans. Total deposits at September 30, 2005, were $268.0 million, compared to $254.0 million at December 31, 2004.  Total equity at September 30, 2005, and December 31, 2004, was $23.8 million and $23.9 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a new branch in Yorkville during the second quarter of 2005.  All information at and for the period ended September 30, 2005, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.